                                   UNITED STATES SECURITIES AND EXCHANGE COMMISSION
FORM 3                                          Washington, D.C.  20549                                         OMB APPROVAL
                                                                                                         ---------------------------
                                                                                                         OMB Number:    3235-0104
                                INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES                  Expires: September 30,1998
                                                                                                         Estimated average burden
                                                                                                         hours per response......0.5
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           Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
(Print or Type Responses)     Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
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1. Name and Address of Reporting Person*  | 2.  Date of Event Re-  | 4.  Issuer Name and Ticker or Trading Symbol
                                          |     quiring Statement  |
   GERRITY      THOMAS          P.        |     (Month/Day/Year)   |      FISERV, INC. (FISV)
------------------------------------------                         -----------------------------------------------------------------
   (Last)      (First)       (Middle)     |                        | 5.  Relationship of Reporting Person(s)  | 6. If Amendment,
                                          |         12/17/98       |     to Issuer                            |    Date of Original
                                          -------------------------                                           |    (Month/Day/Year)
   219 GRAYS LANE                         | 3.  IRS or Social Se-  |            (Check all applicable)        |
------------------------------------------      curity Number of   |                                          |
             (Street)                     |     Reporting Person   |                                          ----------------------
                                          |     (Voluntary)        | __X__ Director       _____ 10% Owner     | 7.  Individual or
                                          |                        | _____ Officer        _____ Other         |     Joint/Group
                                          |                        | (give title below)   (specify below)     |     Filing (Check
                                          |                        |                                          |     Applicable Line)
                                          |                        |                                          | _x_ Form filed by
                                          |                        |                                          |     One Reporting
                                          |                        |                                          |     Person
                                          |                        |                                          | ___ Form filed by
                                          |                        |                   Director               |     More than One
  HAVERFORD,    PA            19041       |                        |     __________________________________   |     Reporting Person
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  (City)         (State)       (Zip)      |                        |
                                          |                        |
                                          |                        |    TABLE 1 -- NON DERIVATIVE SECURITIES BENEFICIALLY OWNED
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1. Title of Security                           | 2.  Amount of Securities    | 3. Ownership       | 4. Nature of Indirect Beneficial
   (Instr. 4)                                  |     Beneficially Owned      |    Form: Direct    |    Ownership (Instr. 5)
                                               |     (Instr. 4)              |    (D) or Indirect |
                                               |                             |    (I) (Instr. 5)  |
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       COMMON STOCK, $.01 PAR VALUE            |           1,000             |         D          |
-----------------------------------------------|-----------------------------|--------------------|---------------------------------
                                               |                             |                    |
-----------------------------------------------|-----------------------------|--------------------|---------------------------------
                                               |                             |                    |
-----------------------------------------------|-----------------------------|--------------------|---------------------------------
                                               |                             |                    |
-----------------------------------------------|-----------------------------|--------------------|---------------------------------
                                               |                             |                    |
-----------------------------------------------|-----------------------------|--------------------|---------------------------------
                                               |                             |                    |
-----------------------------------------------|-----------------------------|--------------------|---------------------------------
                                               |                             |                    |
-----------------------------------------------|-----------------------------|--------------------|---------------------------------
                                               |                             |                    |
-----------------------------------------------|-----------------------------|--------------------|---------------------------------
                                               |                             |                    |
-----------------------------------------------|-----------------------------|--------------------|---------------------------------
                                               |                             |                    |
-----------------------------------------------|-----------------------------|--------------------|---------------------------------
                                               |                             |                    |
-----------------------------------------------|-----------------------------|--------------------|---------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                  (over)

FORM 3 (continued)    TABLE 11 - DERIVATIVE SECURITIES BENEFICIALLY OWNED (e.g., Puts, Calls, Warrants, Options, Convertible
                       Securities)
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1. Title of Derivative| 2.  Date Exer-       |  3.  Title and Amount   | 4.  Conversion or  |   5.  Ownership      | 6.  Nature Of
   Security (Instr. 4)|     cisable and      |      of Securities      |     Exercise       |       Form of        |     Indirect
                      |     Expiration Date  |      Underlying         |     Price of       |       Derivative     |     Beneficial
                      |     (Month/Day/Year) |      Derivative         |     Derivative     |       Security:      |     Ownership
                      |                      |      Security           |     Security       |       Direct (D)     |     (Instr. 5)
                      |                      |      (Instr. 4)         |                    |       or Indirect    |
                      |                      |                         |                    |       (I) (Instr. 5) |
                      |------------------------------------------------|                    |                      |
                      | Date    | Expira-|    Title      |  Amount or  |                    |                      |
                      | Exer-   | tion   |               |  Number of  |                    |                      |
                      | cisable | Date   |               |  Shares     |                    |                      |
----------------------|---------|--------|---------------|-------------|--------------------|----------------------|----------------
  COMMON STOCK        |12/17/99*|12/17/08| COMMON STOCK  |   1,000     |      $46.5625      |          D           |
----------------------|---------|--------|---------------|-------------|--------------------|----------------------|----------------
                      |         |        |               |             |                    |                      |
----------------------|---------|--------|---------------|-------------|--------------------|----------------------|----------------
                      |         |        |               |             |                    |                      |
----------------------|---------|--------|---------------|-------------|--------------------|----------------------|----------------
                      |         |        |               |             |                    |                      |
----------------------|---------|--------|---------------|-------------|--------------------|----------------------|----------------
                      |         |        |               |             |                    |                      |
----------------------|---------|--------|---------------|-------------|--------------------|----------------------|----------------
                      |         |        |               |             |                    |                      |
----------------------|---------|--------|---------------|-------------|--------------------|----------------------|----------------
                      |         |        |               |             |                    |                      |
----------------------|---------|--------|---------------|-------------|--------------------|----------------------|----------------
                      |         |        |               |             |                    |                      |
----------------------|---------|--------|---------------|-------------|--------------------|----------------------|----------------
                      |         |        |               |             |                    |                      |
----------------------|---------|--------|---------------|-------------|--------------------|----------------------|----------------
                      |         |        |               |             |                    |                      |
----------------------|---------|--------|---------------|-------------|--------------------|----------------------|----------------
Explanation of Responses:

*  Exercisable 20% per year commencing 12/17/99.

** Intentional misstatements or omissions of facts constitute Federal          /s/ Thomas P. Gerrity                   12/28/98
   Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).              --------------------------------    -----------------
                                                                               ** Signature of Reporting Person          Date
Note:  File three copies of this Form, one of which must be manually signed.
       If space is insufficient. See Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


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